Exhibit 99.1

For immediate release	Eric R. Graef
August 7, 2008	Preformed Line Products
(440) 473-9249
PREFORMED LINE PRODUCTS ANNOUNCES SECOND QUARTER
AND FIRST HALF 2008 RESULTS
➢ Net income increased 54% for the second quarter and 26% for the first six months

➢ Net sales increased 30% for the second quarter and 23% for the first six months

➢ Earnings per diluted share increased 56% for the second quarter and 27% for the first six months
Mayfield Village, Ohio, August 7, 2008 — Preformed Line Products Company (Nasdaq: PLPC) today reported financial results for the second quarter and the first six months of 2008.
Net income for the quarter ended June 30, 2008 increased 54% to $5,489,000, or $1.03 per diluted share, compared to $3,564,000, or $.66 per diluted share, for the comparable period in 2007. Net income in the second quarter of 2008 included a net gain of $495,000, or $.09 per diluted share, on the sale of Superior Modular Products Company, a wholly owned domestic subsidiary.
Net sales in the second quarter of 2008 were $75,362,000, an increase of 30% from sales of $58,072,000 in the second quarter of 2007.
Net income for the six months ended June 30, 2008 increased 26% to $8,439,000, or $1.57 per diluted share, compared to $6,716,000, or $1.24 per diluted share for the comparable period in 2007. Net sales increased 23% to $135,227,000 for the first six months of 2008 compared to $110,051,000 in the first six months of 2007.
Currency exchange rates favorably impacted sales by $3,565,000 for the quarter and $6,623,000 for the first six months of 2008, while the impact on net income was only $83,000 for the quarter and $202,000 for the first six months of 2008.
Rob Ruhlman, Chairman and Chief Executive Officer, said, “Our second quarter performance was solid with double digit increases in sales. We are pleased with the ongoing successful integration of our acquisitions from last year. The sale of SMP will allow us to continue to focus on growing our core business units. We implemented price increases in June to pass on a portion of the cost increases we are experiencing in raw materials. The cost increases are ongoing and we are considering additional price increases in the third quarter. Although the world economy is experiencing turbulence, our geographical diversity has thus far mitigated this disturbance. This continues to be a challenge we will face for the foreseeable future.”

PAGE 2 / PLP ANNOUNCES SECOND QUARTER RESULTS
Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.
Preformed’s world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas, Albuquerque, New Mexico, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Australia, Brazil, Canada, China, England, Mexico, New Zealand, Poland, South Africa, Spain and Thailand.
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company’s and management’s beliefs and expectations concerning the Company’s future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company’s products, increases in raw material prices, the Company’s ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the heading “Forward-Looking Statements” in the Company’s 2007 Annual Report on Form 10-K filed with the SEC on April 7, 2008. The Annual Report on Form 10-K and the Company’s other filings with the SEC can be found on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

	Three month periods ended June 30,		Six month periods ended June 30,
	2008	2007	2008	2007
In thousands, except per share data		(restated)		(restated)
Net sales	$75,362	$58,072	$135,227	$110,051
Cost of products sold	51,685	38,358	92,545	72,768

GROSS PROFIT	23,677	19,714	42,682	37,283

Costs and expenses
Selling	6,186	5,861	11,760	11,054
General and administrative	7,691	6,168	15,047	11,652
Research and engineering	2,338	1,783	4,327	3,455
Other operating expenses — net	233	124	143	310
Goodwill impairment	—	—	—	199

	16,448	13,936	31,277	26,670

OPERATING INCOME	7,229	5,778	11,405	10,613

Other income (expense)
Interest income	216	254	430	541
Interest expense	(138)	(132)	(277)	(297)
Other income (expense)	22	(7)	20	(13)

	100	115	173	231

INCOME BEFORE INCOME TAXES, MINORITY INTERESTS AND DISCONTINUED OPERATIONS	7,329	5,893	11,578	10,844

Income taxes	2,382	2,509	3,797	4,175

INCOME BEFORE MINORITY INTERESTS AND DISCONTINUED OPERATIONS	4,947	3,384	7,781	6,669

Minority interests, net of tax	(78)	—	(111)	—

INCOME FROM CONTINUING OPERATIONS	4,869	3,384	7,670	6,669

Income from discontinuing operations, net of tax	620	180	769	47

NET INCOME	$5,489	$3,564	$8,439	$6,716

Income per share from continued operations — basic	$0.92	$0.63	$1.44	$1.25

Income per share from discontinued operations — basic	$0.12	$0.04	$0.14	$0.01

Total net income per share — basic	$1.04	$0.67	$1.58	$1.26

Income per share from continued operations — diluted	$0.91	$0.62	$1.43	$1.23

Income per share from discontinued operations — diluted	$0.12	$0.03	$0.14	$0.01

Total net income per share — diluted	$1.03	$0.66	$1.57	$1.24

Cash dividends declared per share	$0.20	$0.20	$0.40	$0.40

Weighted-average number of shares outstanding — basic	5,296	5,369	5,339	5,364

Weighted-average number of shares outstanding — diluted	5,345	5,421	5,387	5,408

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	June 30,	December 31,
Thousands of dollars, except share data	2008	2007
ASSETS
Cash and cash equivalents	$23,331	$23,392
Accounts receivable, less allowances of $1,065 ($1,199 in 2007)	48,275	37,002
Inventories — net	44,823	43,788
Deferred income taxes	2,976	2,982
Prepaids and other	6,097	4,098
Current assets of discontinued operations	—	12,188

TOTAL CURRENT ASSETS	125,502	123,450

Property and equipment — net	63,143	58,506
Patents and other intangibles — net	5,722	5,637
Goodwill	5,063	3,928
Deferred income taxes	4,001	3,744
Other assets	8,911	8,601

TOTAL ASSETS	$212,342	$203,866

LIABILITIES AND SHAREHOLDERS’ EQUITY

Notes payable to banks	$2,750	$4,076
Current portion of long-term debt	1,630	1,949
Trade accounts payable	19,553	15,178
Accrued compensation and amounts withheld from employees	9,150	6,995
Accrued expenses and other liabilities	12,369	12,254
Current liabilities of discontinued operations	—	1,897

TOTAL CURRENT LIABILITIES	45,452	42,349

Long-term debt, less current portion	3,200	3,010
Other noncurrent liabilities and deferred income taxes	8,434	7,882
Minority interests	1,255	904

SHAREHOLDERS’ EQUITY
Common shares — $2 par value, 15,000,000 shares authorized, 5,214,830 and 5,380,956 outstanding, net of 551,059 and 378,333 treasury shares at par, respectively	10,430	10,762
Paid in capital	3,012	2,720
Retained earnings	139,547	140,339
Accumulated other comprehensive income (loss)	1,012	(4,100)

TOTAL SHAREHOLDERS’ EQUITY	154,001	149,721

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$212,342	$203,866